Exhibit 99.1

RE/MAX Holdings, Inc. Reports Fourth Quarter and Full-Year 2020 Results

DENVER, Feb. 25, 2021 /PRNewswire/ --

Full-Year 2020 Highlights

(Compared to full-year 2019 unless otherwise noted)

  Total agent count increased 5.3% to 137,792 agents
  U.S. and Canada combined agent count decreased 0.5% to 84,250 agents
  Total open Motto Mortgage franchises increased 27.0% to 141 offices1
  Total Revenue of $266.0 million; Revenue excluding the Marketing Funds decreased 4.0% to $201.6 million
  Net income attributable to RE/MAX Holdings, Inc. of $11.0 million and earnings per diluted share (GAAP EPS) of $0.60
  Adjusted EBITDA2 of $92.6 million, Adjusted EBITDA margin2 of 34.8% and Adjusted earnings per diluted share (Adjusted EPS2) of $1.88

Fourth Quarter 2020 Highlights

(Compared to fourth quarter 2019 unless otherwise noted)

  Total Revenue of $72.4 million; Revenue excluding the Marketing Funds increased 7.6% to $54.6 million
  Net income attributable to RE/MAX Holdings, Inc. of $1.3 million and earnings per diluted share (GAAP EPS) of $0.07
  Adjusted EBITDA2 of $23.8 million, Adjusted EBITDA margin2 of 32.8% and Adjusted earnings per diluted share (Adjusted EPS2) of $0.47

Operating Statistics as of January 31, 2021

(Compared to January 31, 2020 unless otherwise noted)

  Total agent count increased 5.3% to 137,742 agents
  U.S. and Canada combined agent count decreased 112 agents to 83,991 agents
  Total open Motto Mortgage franchises increased 21.4% to 142 offices1

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX Holdings") (NYSE: RMAX), parent company of RE/MAX, one of the world's leading franchisors of real estate brokerage services, and Motto Mortgage ("Motto"), the first national mortgage brokerage franchise brand in the U.S., today announced operating results for the full year and fourth quarter ended December 31, 2020.

"A surging housing market underpinned strong fourth quarter results and provided a nice tailwind heading into 2021," stated Adam Contos, RE/MAX Holdings Chief Executive Officer. "Despite the pandemic, we delivered good organic growth, resulting in better-than-expected fourth-quarter revenue and profit, as well as robust free cash flow generation. Overall RE/MAX agent count and Motto franchise sales continued to grow in the fourth quarter, with our Canadian agent count increasing nicely during the period. Agent count outside the U.S. and Canada also accelerated during the fourth quarter and grew an impressive 16% year-over-year. Motto Mortgage had an especially memorable year and finished off strong. We sold over 70 Motto franchises during 2020, a record, and over 35% higher than in 2019."

Contos continued, "We expect the macro housing environment will remain buoyant in the coming year with ongoing amplified demand continuing to outpace supply. The battle for listings will stay highly competitive, and agents who are experienced, productive and armed with seller-focused tools, such as our First app, should enjoy an edge in that regard. We continue to support the productivity of our networks by enhancing our value proposition and strengthening our technology and data core. At the same time, we are also creating additional promising revenue possibilities, both by organic means and through strategic acquisitions, such as wemlo and Gadberry Group. Overall, we believe we are poised for meaningful growth in 2021 and beyond."

Fourth Quarter 2020 Operating Results

Agent Count

The following table compares agent count as of December 31, 2020 and 2019:

	As of December 31,		Change
	2020	2019	#	%
U.S.	62,303	63,121	(818)	(1.3)
Canada	21,947	21,567	380	1.8
Subtotal	84,250	84,688	(438)	(0.5)
Outside the U.S. & Canada	53,542	46,201	7,341	15.9
Total	137,792	130,889	6,903	5.3

Revenue

RE/MAX Holdings generated total revenue of $72.4 million in the fourth quarter of 2020, an increase of $4.3 million, or 6.2%, compared to $68.2 million in the fourth quarter of 2019. Total revenue grew primarily due to increased broker fees stemming from higher existing home sales and rising home prices, incremental revenue from acquisitions, and Motto growth, partially offset by less events-related revenue due to COVID-19 restrictions and by previously announced agent recruiting initiatives that reduced both continuing franchise fees and Marketing Funds fees. Recurring revenue streams, which consist of continuing franchise fees and annual dues, were essentially flat compared to the fourth quarter of 2019 and accounted for 61.8% of revenue (excluding the Marketing Funds) in the fourth quarter of 2020, compared to 66.6% in the comparable period in 2019.

Operating Expenses

Total operating expenses were $65.7 million for the fourth quarter of 2020, an increase of $7.5 million, or 12.9%, compared to $58.2 million in the fourth quarter of 2019. Fourth quarter total operating expenses increased primarily due to higher selling, operating and administrative expenses and increased depreciation and amortization expenses. Excluding the Marketing Funds, fourth quarter 2020 operating expenses totaled $47.9 million, an increase of $7.1 million or 17.4% compared to $40.8 million in the fourth quarter of 2019.

Selling, operating and administrative expenses were $40.8 million in the fourth quarter of 2020, an increase of $5.6 million, or 15.9%, compared to the fourth quarter of 2019 and, excluding the Marketing Funds, represented 74.6% of revenue, compared to 69.2% in the prior-year period. Selling, operating and administrative expenses increased primarily due to higher equity-based compensation expense, discretionary bonuses, and increased personnel costs largely from acquisitions, partially offset by cost-savings measures implemented in 2020, including a reduction in travel and events spend and the temporary suspension of the Company's 401(k) match, as well as lower bad debt expense due to strong collections.

Depreciation and amortization expenses increased primarily due to placing the booj Platform in service and additional acquisition-related amortization expense from the acquisitions of First, wemlo and Gadberry Group.

Net Income and GAAP EPS

Net income attributable to RE/MAX Holdings was $1.3 million for the fourth quarter of 2020, a decrease of $1.6 million compared to the fourth quarter of 2019. Reported basic and diluted GAAP EPS were each $0.07, respectively, for the fourth quarter of 2020 compared to $0.16 each in the fourth quarter of 2019.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA was $23.8 million for the fourth quarter of 2020, an increase of $1.3 million or 5.7% from the fourth quarter of 2019. Adjusted EBITDA increased primarily due to higher broker fee revenue from increased existing home sales and rising home prices, the Company's cost-savings measures and lower bad debt expense, partially offset by discretionary bonuses and increased personnel costs largely from the acquisitions. Adjusted EBITDA margin was 32.8% in the fourth quarter of 2020, down slightly compared to 33.0% in the fourth quarter of 2019.

Adjusted basic and diluted EPS were $0.48 and $0.47, respectively, for the fourth quarter of 2020 compared to adjusted diluted and basic EPS of $0.47 for the fourth quarter of 2019. The ownership structure used to calculate Adjusted basic and diluted EPS for the quarter ended December 31, 2020 assumes RE/MAX Holdings owned 100% of RMCO, LLC ("RMCO"). The weighted average ownership RE/MAX Holdings had in RMCO was 59.4% for the quarter ended December 31, 2020.

Balance Sheet

As of December 31, 2020, the Company had cash and cash equivalents of $101.4 million, an increase of $18.4 million from December 31, 2019. As of December 31, 2020, the Company had $223.6 million of outstanding debt, net of an unamortized debt discount and issuance costs, a decrease of $2.1 million compared to $225.7 million as of December 31, 2019.

Dividend

On February 17, 2021, the Company's Board of Directors approved a quarterly cash dividend of $0.23 per share of Class A common stock. The quarterly dividend is payable on March 17, 2021, to shareholders of record at the close of business on March 3, 2021.

Outlook

The Company's first quarter and full-year 2021 Outlook assumes no further currency movements, acquisitions or divestitures.

For the first quarter of 2021, RE/MAX Holdings expects:

  Agent count to increase 4.5% to 5.5% over first quarter 2020;
  Revenue in a range of $71.0 million to $75.0 million (including revenue from the Marketing Funds in a range of $18.0 million to $19.0 million); and
  Adjusted EBITDA in a range of $21.5 million to $24.5 million.

For the full-year 2021, RE/MAX Holdings expects:

  Agent count to increase 4.0% to 5.0% over full-year 2020;
  Revenue in a range of $300.0 million to $310.0 million (including revenue from the Marketing Funds in a range of $71.0 million to $74.0 million), and
  Adjusted EBITDA in a range of $103.0 million to $107.0 million.

The effective U.S. GAAP tax rate attributable to RE/MAX Holdings is estimated to be between 22% and 24% in 2021.

Webcast and Conference Call

The Company will host a conference call for interested parties on Friday, February 26, 2021, beginning at 8:30 a.m. Eastern Time. Interested parties can access the conference call using the link below:

http://www.directeventreg.com/registration/event/4038718

Interested parties can access a live webcast through the Investor Relations section of the Company's website at http://investors.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Company's website for a limited time as well.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

Footnotes:

1Total open Motto Mortgage franchises includes only "bricks and mortar" offices with a unique physical address with rights granted by a full franchise agreement with Motto Franchising, LLC and excludes any "virtual" offices or "Branchises".

2Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS are non-GAAP measures. These terms are defined at the end of this release. Please see Tables 5 and 6 appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world's leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 135,000 agents across over 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016. Motto Mortgage has grown to over 125 offices across more than 30 states.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as "believe," "intend," "expect," "estimate," "plan," "outlook," "project," "anticipate," "may," "will," "would" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to: agent count; franchise sales; revenue; operating expenses; the Company's outlook for the first quarter and full year 2021; dividends; non-GAAP financial measures; estimated effective tax rates for 2021; housing and mortgage market conditions, including demand and supply; the competition for listings; the advantages RE/MAX agents have over competitors; additional revenue opportunities, including through acquisitions; the enhancement of the Company's value proposition and strengthening of its technology and data core; and the Company's strategic and operating plans and business models. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include the global COVID-19 pandemic, which continues to pose significant and widespread risks to the Company's business, including the Company's agents, loan originators, franchisees and employees, as well as home buyers and sellers. The duration and magnitude of the impact from the COVID-19 pandemic depends on future developments that cannot be predicted at this time. The Company has already experienced significant disruption to its business as a result of the COVID-19 pandemic and such disruptions may continue. Notwithstanding any mitigation actions the Company has initiated and expects to continue as the crisis is ongoing, sustained material revenue declines relating to this crisis could impact the Company's financial condition, results of operations, stock price and ability to access the capital markets. Other important risks and uncertainties include, without limitation, (1) changes in the real estate market or interest rates and availability of financing, (2) changes in business and economic activity in general, (3) the Company's ability to attract and retain quality franchisees, (4) the Company's franchisees' ability to recruit and retain real estate agents and mortgage loan originators, (5) changes in laws and regulations, (6) the Company's ability to enhance, market, and protect the RE/MAX and Motto Mortgage brands, (7) the Company's ability to implement its technology initiatives, and (8) fluctuations in foreign currency exchange rates, and those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.

TABLE 1
RE/MAX Holdings, Inc.
Consolidated Statements of Income
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue:
Continuing franchise fees	$24,997	$24,910	$90,217	$99,928
Annual dues	8,771	8,901	35,075	35,409
Broker fees	14,701	10,651	50,028	45,990
Marketing Funds fees	17,825	17,433	64,402	72,299
Franchise sales and other revenue	6,155	6,298	26,279	28,667
Total revenue	72,449	68,193	266,001	282,293
Operating expenses:
Selling, operating and administrative expenses	40,757	35,151	128,998	119,232
Marketing Funds expenses	17,825	17,433	64,402	72,299
Depreciation and amortization	7,119	5,629	26,691	22,323
Impairment charge - leased assets	—	—	7,902	—
Total operating expenses	65,701	58,213	227,993	213,854
Operating income	6,748	9,980	38,008	68,439
Other expenses, net:
Interest expense	(2,195)	(2,831)	(9,223)	(12,229)
Interest income	12	372	340	1,446
Foreign currency transaction gains (losses)	73	43	(2)	109
Total other expenses, net	(2,110)	(2,416)	(8,885)	(10,674)
Income before provision for income taxes	4,638	7,564	29,123	57,765
Provision for income taxes	(2,556)	(2,362)	(9,103)	(10,909)
Net income	$2,082	$5,202	$20,020	$46,856
Less: net income attributable to non-controlling interest	791	2,314	9,056	21,816
Net income attributable to RE/MAX Holdings, Inc.	$1,291	$2,888	$10,964	$25,040

Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$0.07	$0.16	$0.60	$1.41
Diluted	$0.07	$0.16	$0.60	$1.40
Weighted average shares of Class A common stock outstanding
Basic	18,386,709	17,837,386	18,170,348	17,812,065
Diluted	18,748,412	17,978,431	18,324,246	17,867,752
Cash dividends declared per share of Class A common stock	$0.22	$0.21	$0.88	$0.84

TABLE 2
RE/MAX Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$101,355	$83,001
Restricted cash	19,872	20,600
Accounts and notes receivable, current portion, less allowances of $11,724 and $12,538, respectively	29,985	28,644
Income taxes receivable	1,222	896
Other current assets	13,938	9,638
Total current assets	166,372	142,779
Property and equipment, net of accumulated depreciation of $14,731 and $14,940, respectively	7,872	5,444
Operating lease right of use assets	38,878	51,129
Franchise agreements, net	72,196	87,670
Other intangible assets, net	29,969	32,315
Goodwill	175,835	159,038
Deferred tax assets, net	48,855	52,595
Income taxes receivable, net of current portion	1,980	1,690
Other assets, net of current portion	15,435	9,692
Total assets	$557,392	$542,352
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,108	$2,983
Accrued liabilities	68,571	60,163
Income taxes payable	9,579	6,854
Deferred revenue	25,282	25,663
Current portion of debt	2,428	2,648
Current portion of payable pursuant to tax receivable agreements	3,590	3,583
Operating lease liabilities	5,687	5,102
Total current liabilities	117,245	106,996
Debt, net of current portion	221,137	223,033
Payable pursuant to tax receivable agreements, net of current portion	29,974	33,640
Deferred tax liabilities, net	490	293
Deferred revenue, net of current portion	19,864	18,763
Operating lease liabilities, net of current portion	50,279	55,959
Other liabilities, net of current portion	5,722	5,292
Total liabilities	444,711	443,976
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $.0001 per share, 180,000,000 shares authorized; 18,390,691 and 17,838,233 shares issued and outstanding as of December 31, 2020 and 2019, respectively	2	2
Class B common stock, par value $.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	491,422	466,945
Retained earnings	25,139	30,525
Accumulated other comprehensive income, net of tax	612	414
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	517,175	497,886
Non-controlling interest	(404,494)	(399,510)
Total stockholders' equity	112,681	98,376
Total liabilities and stockholders' equity	$557,392	$542,352

TABLE 3
RE/MAX Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net income	$20,020	$46,856
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,691	22,323
Impairment charge - leased assets	7,902	—
Bad debt expense	2,903	4,964
Equity-based compensation expense	16,267	10,934
Deferred income tax expense	1,840	2,310
Fair value adjustments to contingent consideration	814	241
Non-cash lease expense (benefit)	(508)	—
Other, net	1,051	1,252
Changes in operating assets and liabilities
Accounts and notes receivable, current portion	(3,460)	(5,614)
Other current and noncurrent assets	(10,665)	(6,084)
Other current and noncurrent liabilities	9,035	6,737
Payments pursuant to tax receivable agreements	(3,562)	(3,556)
Income taxes receivable/payable	2,109	178
Deferred revenue, current and noncurrent	410	(1,566)
Net cash provided by operating activities	70,847	78,975
Cash flows from investing activities:
Purchases of property, equipment and capitalization of software	(6,903)	(13,226)
Acquisitions, net of cash acquired of $867k, $55k and $362k, respectively	(10,627)	(14,945)
Restricted cash acquired with the Marketing Funds acquisition	—	28,495
Other	—	(1,200)
Net cash used in investing activities	(17,530)	(876)
Cash flows from financing activities:
Payments on debt	(2,634)	(2,622)
Distributions paid to non-controlling unitholders	(14,058)	(15,430)
Dividends and dividend equivalents paid to Class A common stockholders	(16,354)	(15,074)
Payments related to tax withholding for share-based compensation	(2,544)	(1,110)
Payment of contingent consideration	(409)	(306)
Net cash used in financing activities	(35,999)	(34,542)
Effect of exchange rate changes on cash	308	70
Net increase in cash, cash equivalents and restricted cash	17,626	43,627
Cash, cash equivalents and restricted cash, beginning of year	103,601	59,974
Cash, cash equivalents and restricted cash, end of period	$121,227	$103,601

TABLE 4
RE/MAX Holdings, Inc.
Agent Count
(Unaudited)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2020	2020	2020	2019	2019	2019	2019
Agent Count:
U.S.
Company-Owned Regions	48,212	48,263	47,886	48,840	49,267	48,576	48,748	48,904
Independent Regions	14,091	14,041	13,791	13,828	13,854	13,972	13,952	13,760
U.S. Total	62,303	62,304	61,677	62,668	63,121	62,548	62,700	62,664
Canada
Company-Owned Regions	6,182	6,135	6,102	6,217	6,338	6,402	6,510	6,549
Independent Regions	15,765	15,363	15,193	15,306	15,229	15,117	14,923	14,818
Canada Total	21,947	21,498	21,295	21,523	21,567	21,519	21,433	21,367
U.S. and Canada Total	84,250	83,802	82,972	84,191	84,688	84,067	84,133	84,031
Outside U.S. and Canada
Independent Regions	53,542	50,967	48,933	47,625	46,201	44,191	42,887	41,501
Outside U.S. and Canada Total	53,542	50,967	48,933	47,625	46,201	44,191	42,887	41,501
Total	137,792	134,769	131,905	131,816	130,889	128,258	127,020	125,532

TABLE 5
RE/MAX Holdings, Inc.
Adjusted EBITDA Reconciliation to Net Income
(In thousands, except percentages)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income	$2,082	$5,202	$20,020	$46,856
Depreciation and amortization	7,119	5,629	26,691	22,323
Interest expense	2,195	2,831	9,223	12,229
Interest income	(12)	(372)	(340)	(1,446)
Provision for income taxes	2,556	2,362	9,103	10,909
EBITDA	13,940	15,652	64,697	90,871
(Gain) loss on sale or disposition of assets	536	(11)	503	342
Impairment charge - lease assets (1)	—	—	7,902	—
Equity-based compensation expense	7,920	6,074	16,267	10,934
Acquisition-related expense (2)	460	859	2,375	1,127
Fair value adjustments to contingent consideration (3)	919	(89)	814	241
Adjusted EBITDA (4)	$23,775	$22,485	$92,558	$103,515
Adjusted EBITDA Margin (4)	32.8%	33.0%	34.8%	36.7%

(1)

Represents the impairment recognized on a portion of our corporate headquarters office building. Lease costs are lower by $0.1 million for the quarter and year ended December 31, 2020 as a result of the impairment.

(2)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with the acquisition and integration of acquired companies.
(3)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities.
(4)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 6
RE/MAX Holdings, Inc.
Adjusted Net Income and Adjusted Earnings per Share
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income	$2,082	$5,202	$20,020	$46,856
Amortization of acquired intangible assets	4,915	4,459	19,464	17,848
Provision for income taxes	2,556	2,362	9,103	10,909
Add-backs:
(Gain) loss on sale or disposition of assets	536	(11)	503	342
Impairment charge - leased assets (1)	—	—	7,902	—
Equity-based compensation expense	7,920	6,074	16,267	10,934
Acquisition-related expense (2)	460	859	2,375	1,127
Fair value adjustments to contingent consideration (3)	919	(89)	814	241
Adjusted pre-tax net income	19,388	18,856	76,448	88,257
Less: Provision for income taxes at 24% (4)	(4,653)	(4,525)	(18,348)	(21,182)
Adjusted net income (5)	$14,735	$14,331	$58,100	$67,075

Total basic pro forma shares outstanding	30,946,309	30,396,986	30,729,948	30,371,665
Total diluted pro forma shares outstanding	31,308,012	30,538,031	30,883,846	30,427,352

Adjusted net income basic earnings per share (5)	0.48	0.47	1.89	2.21
Adjusted net income diluted earnings per share (5)	0.47	0.47	1.88	2.20

(1)

Represents the impairment recognized on a portion of our corporate headquarters office building. Lease costs are lower by $0.1 million for the quarter and year ended December 31, 2020 as a result of the impairment.

(2)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with the acquisition and integration of acquired companies.
(3)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities.
(4)

24% is the combined federal and state statutory rate and is an estimate of our long-term tax rate assuming the full exchange of all outstanding non-controlling interests for Class A common stock. It excludes the impacts of (a) our partnership structure, (b) unusual, non-recurring tax matters, such as the conversion of First and wemlo to LLCs, and (c) lower income for 2020 due to the pandemic.

(5)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 7
RE/MAX Holdings, Inc.
Pro Forma Shares Outstanding
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	18,386,709	17,837,386	18,170,348	17,812,065
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Total basic pro forma weighted average shares outstanding	30,946,309	30,396,986	30,729,948	30,371,665

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	18,386,709	17,837,386	18,170,348	17,812,065
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Dilutive effect of unvested restricted stock units (1)	361,703	141,045	153,898	55,687
Total diluted pro forma weighted average shares outstanding	31,308,012	30,538,031	30,883,846	30,427,352

(1)	In accordance with the treasury stock method.

TABLE 8
RE/MAX Holdings, Inc.
Free Cash Flow & Unencumbered Cash
(Unaudited)

	Year Ended
	December 31,
	2020	2019
Cash flow from operations	$70,847	$78,975
Less: Purchases of property, equipment and capitalization of software	(6,903)	(13,226)
(Increases) decreases in restricted cash of the Marketing Funds (1)	728	7,895
Free cash flow (2)	64,672	73,644

Free cash flow	64,672	73,644
Less: Tax/Other non-dividend distributions to RIHI	(3,006)	(4,880)
Free cash flow after tax/non-dividend distributions to RIHI (2)	61,666	68,764

Free cash flow after tax/non-dividend distributions to RIHI	61,666	68,764
Less: Debt principal payments	(2,634)	(2,622)
Unencumbered cash generated (2)	$59,032	$66,142

Summary
Cash flow from operations	$70,847	$78,975
Free cash flow (2)	$64,672	$73,644
Free cash flow after tax/non-dividend distributions to RIHI (2)	$61,666	$68,764
Unencumbered cash generated (2)	$59,032	$66,142

Adjusted EBITDA	$92,558	$103,515
Free cash flow as % of Adjusted EBITDA (2)	69.9%	71.1%
Free cash flow less distributions to RIHI as % of Adjusted EBITDA (2)	66.6%	66.4%
Unencumbered cash generated as % of Adjusted EBITDA (2)	63.8%	63.9%

(1)

This line reflects any subsequent changes in the restricted cash balance (which under GAAP reflects as either (a) an increase or decrease in cash flow from operations or (b) an incremental amount of purchases of property and equipment and capitalization of developed software) so as to remove the impact of changes in restricted cash in determining free cash flow.

(2)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as Adjusted EBITDA and the ratios related thereto, Adjusted net income, Adjusted basic and diluted earnings per share (Adjusted EPS) and free cash flow. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited consolidated financial statements included earlier in this press release), adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, non-cash impairment charges, equity-based compensation expense, acquisition-related expense, gain on reduction in tax receivable agreement liability, expense or income related to changes in the estimated fair value measurement of contingent consideration, and other non-recurring items.

Because Adjusted EBITDA and Adjusted EBITDA margin omit certain non-cash items and other non-recurring cash charges or other items, the Company believes that each measure is less susceptible to variances that affect its operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items. The Company presents Adjusted EBITDA and the related Adjusted EBITDA margin because the Company believes they are useful as supplemental measures in evaluating the performance of its operating businesses and provides greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA and Adjusted EBITDA margin as factors in evaluating the performance of the business.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under U.S. GAAP. Some of these limitations are:

  these measures do not reflect changes in, or cash requirements for, the Company's working capital needs;
  these measures do not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on its debt;
  these measures do not reflect the Company's income tax expense or the cash requirements to pay its taxes;
  these measures do not reflect the cash requirements to pay dividends to stockholders of the Company's Class A common stock and tax and other cash distributions to its non-controlling unitholders;
  these measures do not reflect the cash requirements pursuant to the tax receivable agreements;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  although equity-based compensation is a non-cash charge, the issuance of equity-based awards may have a dilutive impact on earnings per share; and
  other companies may calculate these measures differently so similarly named measures may not be comparable.

The Company's Adjusted EBITDA guidance does not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior quarters, such as gain on sale or disposition of assets and sublease and acquisition-related expense, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company's Adjusted EBITDA. The Company is not able to provide a reconciliation of the Company's non-GAAP financial guidance to the corresponding U.S. GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Adjusted net income is calculated as Net income attributable to RE/MAX Holdings, assuming the full exchange of all outstanding non-controlling interests for shares of Class A common stock as of the beginning of the period (and the related increase to the provision for income taxes after such exchange), plus primarily non-cash items and other items that management does not consider to be useful in assessing the Company's operating performance (e.g., amortization of acquired intangible assets, gain on sale or disposition of assets and sub-lease, non-cash impairment charges, acquisition-related expense and equity-based compensation expense).

Adjusted basic and diluted earnings per share (Adjusted EPS) are calculated as Adjusted net income (as defined above) divided by pro forma (assuming the full exchange of all outstanding non-controlling interests) basic and diluted weighted average shares, as applicable.

When used in conjunction with GAAP financial measures, Adjusted net income and Adjusted EPS are supplemental measures of operating performance that management believes are useful measures to evaluate the Company's performance relative to the performance of its competitors as well as performance period over period. By assuming the full exchange of all outstanding non-controlling interests, management believes these measures:

  facilitate comparisons with other companies that do not have a low effective tax rate driven by a non-controlling interest on a pass-through entity;
  facilitate period over period comparisons because they eliminate the effect of changes in Net income attributable to RE/MAX Holdings, Inc. driven by increases in its ownership of RMCO, LLC, which are unrelated to the Company's operating performance; and
  eliminate primarily non-cash and other items that management does not consider to be useful in assessing the Company's operating performance.

Free cash flow is calculated as cash flows from operations less capital expenditures and any changes in restricted cash of the Marketing Funds, all as reported under GAAP, and quantifies how much cash a company has to pursue opportunities that enhance shareholder value. The restricted cash of the Marketing Funds is limited in use for the benefit of franchisees and any impact to free cash flow is removed. The Company believes free cash flow is useful to investors as a supplemental measure as it calculates the cash flow available for working capital needs, re-investment opportunities, potential independent region and strategic acquisitions, dividend payments or other strategic uses of cash.

Free cash flow after tax and non-dividend distributions to RIHI is calculated as free cash flow less tax and other non-dividend distributions paid to RIHI (the non-controlling interest holder) to enable RIHI to satisfy its income tax obligations. Similar payments would be made by the Company directly to federal and state taxing authorities as a component of the Company's consolidated provision for income taxes if a full exchange of non-controlling interests occurred in the future. As a result and given the significance of the Company's ongoing tax and non-dividend distribution obligations to its non-controlling interest, free cash flow after tax and non-dividend distributions, when used in conjunction with GAAP financial measures, provides a meaningful view of cash flow available to the Company to pursue opportunities that enhance shareholder value.

Unencumbered cash generated is calculated as free cash flow after tax and non-dividend distributions to RIHI less quarterly debt principal payments less annual excess cash flow payment on debt, as applicable. Given the significance of the Company's excess cash flow payment on debt, when applicable, unencumbered cash generated, when used in conjunction with GAAP financial measures, provides a meaningful view of the cash flow available to the Company to pursue opportunities that enhance shareholder value after considering its debt service obligations.

CONTACT: Investor, Andy Schulz, (303) 796-3287, aschulz@remax.com; Media, Kerry McGovern, (303) 796-3283, kmcgovern@remax.com